ACIES
                                                      14 wall street, suite 1620
                                                          new york, ny 10005
                                                          tel. 800.361.5540


KCSA IR                 Todd Fromer / Michael Gallo
CONTACTS:               (212) 896-1215 / (212) 896-1258
                        tfromer@kcsa.com / mgallo@kcsa.com
                        ----------------   ---------------

COMPANY CONTACT:        Jeffrey A. Tischler, Chief Financial Officer
                        (212) 931-5182
                        jeff@aciesinc.com

                                                           FOR IMMEDIATE RELEASE

           Acies Reports Continued Merchant Account Growth in December
              Total accounts increased 19% in fiscal third quarter,
                           94% fiscal year-to-date and
                      130% in the trailing 12-month period

NEW YORK - January 23, 2006 - Acies Corporation (OTC BB: ACIE), a financial services company specializing in payment processing and online banking services to small, medium and large size merchants across the United States, today announced growth statistics for its merchant account portfolio as of December 31, 2005.

Total merchant accounts grew 19 percent during the fiscal third quarter ended December 31, 2005. For the first nine months of fiscal 2006, total merchant accounts  grew 94 percent,  and during the past  twelve  months  total  merchant accounts grew 130 percent. Acies noted that the rapid growth in merchant accounts has been generated organically and, based on the Company's efficient, scalable business model, was effected with no significant additions to infrastructure or overhead.

"While transaction volume is typically robust in our fiscal third quarter coinciding with the holiday spending season, merchants generally do not switch payment providers during their `busy' season. Nevertheless, we are pleased to have grown our merchant account portfolio by 19 percent this quarter, despite this seasonally slow business development period," said Oleg Firer, President & CEO of Acies. "Going forward, we believe we are well positioned to continue growing our merchant account portfolio at a rapid pace and to benefit from the industry roll-out of `contactless' card technology."

About Acies Corporation

Acies Corporation (OTC BB: ACIE.OB) is a financial services company that, through its wholly owned subsidiary, Acies, Inc., specializes in providing payment processing and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions.

                                www.aciesinc.com


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ACIES CORPORATION / PAGE 2

Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services and the ability for customers to apply for an on-line bank account and pay bills electronically.

For more information, visit http://www.aciesinc.com.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, rate of growth, revenue increase, cost containment and growth strategy. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.